Exhibit 99.1

ReShape Lifesciences® Reports Second Quarter Ended June 30, 2023 Financial Results and Provides Corporate Update

Company Executing Its Plan for Growth; Achieves Continued Improvement in Operational Effectiveness Reducing Second Quarter Operating Expenses by 53% Compared to Second Quarter of 2022

Conference Call to be Held at 5:00 pm ET Today

SAN CLEMENTE, Calif., August 7, 2023 -- ReShape Lifesciences Inc. (Nasdaq: RSLS), the premier physician-led weight loss and metabolic health-solutions company, today reported financial results for the second quarter ended June 30, 2023 and provided a corporate strategic update.

Second Quarter 2023 and Subsequent Highlights

●In July, in response to the Company’s revenue shortfall caused by GLP-1 adoption and other market factors, ReShape made additional operational improvements to further invest in growth drivers and reduce expenses, with annualized savings estimated at more than $4 million.
●In June, the Company held its first Scientific Advisory Board meeting at which feedback affirmed market trends and the Company’s three growth pillars were discussed, including validation of the Lap-Band 2.0 design rationale and clinical publication strategies.
●In June, signed a preferred partner agreement with Hive Medical (Hive) for lead optimization software to improve patient engagement strategy, utilizing AI, machine-learning, SMS, and patient self-service technology to increase patient volume and, potentially, Lap-Band® surgeries.
●In June, presented preclinical data on its proprietary Diabetes Bloc-Stim Neuromodulation™ (DBSN™) device, which selectively modulates vagal block and stimulation to the liver and pancreas to manage blood glucose, in an e-poster at the American Society for Metabolic and Bariatric Surgery (ASMBS) 2023 Annual Meeting.
●In June, submitted a Premarket Approval (PMA) supplement application to the U.S. Food and Drug Administration (FDA) for the company’s next generation Lap-Band® 2.0, with an enhanced band reservoir technology that serves as a relief valve, designed to alleviate discomfort from swallowing large pieces of food, which may require in-office band adjustments.
●In April, completed a $2.5 million registered direct offering with a single institutional investor, extending the company's cash runway into 2024, creating a sustainable path to profitability.
●In April, received a Notice of Allowance from the U.S. Patent and Trademark Office (USPTO) for patent application 16/792,094, entitled, “Systems and Methods for Determining Failure of Intragastric Devices,” related to the company’s Obalon® Balloon System. The patent is expected to provide protection into at least January 2031, excluding any potential Patent Term Extension (PTE).

“Despite short-term headwinds as a result of the adoption of GLP-1 prescription therapy as a presurgical treatment option, we remain confident that this trend is expanding the medical weight loss market by promoting open discussions between physicians and the vast majority of those suffering from obesity, who have traditionally avoided surgery,” stated Paul F. Hickey, President and Chief Executive Officer of ReShape Lifesciences®. “The popularity of GLP-1’s has brought significant benefits to those suffering from type 2 diabetes and their use for weight loss has helped to normalize the stigma that often occurs around obesity and medical intervention. Excitingly, there is growing discussion regarding the application of GLP-1 therapy for patients who have plateaued with their weight loss following bariatric surgery, including Lap-Band® surgery patients. That said, as a standalone therapy, there is growing evidence that weight loss due to these pharmacological therapies levels off and can often lead to notable non-compliance due to their currently known side effects. From a continuum of care perspective, these patients are likely candidates for bariatric surgery as the next viable treatment.

Mr. Hickey continued, “During the second quarter, we took significant, tangible steps to further invest in our growth drivers by optimizing operational efficiencies and streamlining and enhancing our lead generation programs. As a direct result, we recognized a 53% reduction in operating expenses compared to last year’s second quarter and expect to see continued financial benefits throughout the rest of this year and into 2024. We are fully committed to attaining profitability by executing on our three growth pillars and are focused on being a disciplined and metrics driven organization, driving revenue by developing and expanding our pipeline, and validating our evidenced based products across the weight loss care continuum.

“To that end, in June, we submitted a PMA supplement application to the FDA for our next generation, Lap-Band® 2.0, developed with physician feedback to improve the patient experience using an enhanced band reservoir technology that serves as a relief valve and is designed to allow for increased Lap-Band® constriction and resultant satiety, without increasing discomfort due to swallowing large pieces of food that may require in-office band adjustments. We expect FDA feedback by year end or early 2024, at the latest. If approved, we believe that, based on discussions with physicians, there should be broad adoption by existing and new Lap-Band® surgeons.

“Also key is our recently signed agreement with Hive, which is expected to significantly improve our patient engagement strategy. Importantly, data generated during our testing of the Hive AI SMS platform in the first quarter, at select Lap-Band® accounts where we also have co-op marketing, revealed a more than 107% increase in medical consultations scheduled over the prior quarter. In conjunction with our highly targeted, direct-to-consumer marketing campaign, the Hive platform allows individuals to quickly and easily navigate new patient intake hurdles and book an appointment with a medical professional at any time. Taken together, we believe this strategy will better address patient leads, with the intent of increasing conversions and, ultimately, more Lap-Band® surgeries.”

Mr. Hickey concluded, “We believe our personalized, HIPAA-compliant, weight management program, ReShapeCare™, with resources including personalized health coaching, could be a meaningful adjunct for GLP-1 patients, helping them to make the necessary lifestyle changes to attain long-term weight loss. As the limitations of the use of GLP-1s become more evident, we are confident that our minimally invasive, adjustable Lap-Band® system, which remains broadly reimbursed, will continue to gain further acceptance as a long-term and safe weight loss solution. Going forward, we remain committed to continuing our collaborations with healthcare professionals to expand awareness and use of personalized treatments, including both our proprietary Lap-Band® and ReShapeCare™ programs, to ensure that patients can achieve durable long-term weight loss goals.”

Second Quarter and Six months Ended June 30, 2023, Financial and Operating Results

Revenue totaled $2.3 million for the three months ended June 30, 2023, which represents a contraction of $0.6 million compared to the same period in 2022. The primary reason is due to a decrease in sales throughout the U.S. and Europe. During the three months ended June 30, 2023, the company focused on its new strategies for marketing through a targeted digital media campaign near bariatric surgical centers, while reducing costs and increasing efficiencies. The company expects that, during the second half of 2023, these efforts will come to fruition and revenue will grow through the remainder of 2023, as the company continues to focus on increasing the demand for the Lap-Band®.

Revenue totaled $4.5 million for the six months ended June 30, 2023, which represents a contraction of $0.8 million compared to the same period in 2022. The primary reason is due to a decrease in sales throughout the U.S. and Europe. During the six months ended June 30, 2023, the company focused on its new strategies for marketing through a targeted digital media campaign near bariatric surgical centers, while reducing costs and increasing efficiencies. The company expects that, during the second half of 2023, these efforts will come to fruition and revenue will grow through the remainder of the year, as the company continues to focus on increasing the demand for the Lap-Band®.

Gross Profit for the three months ended June 30, 2023 was $1.2 million, compared to $1.9 million for the same period in 2022, a decrease of $0.7 million. Gross profit as a percentage of total revenue for the three months ended June 30, 2023 was 53.0%, compared to 65.1% for the same period in 2022. The decrease in gross profit percentage is due to the decrease in sales volume without a reduction in overhead costs.

Gross profit for the six months ended June 30, 2023 was $2.4 million, compared to $3.1 million for the same period in 2022, a decrease of $0.7 million. Gross profit as a percentage of total revenue for the six months ended June 30, 2023 was 53.2%, compared to  58.2% for the same period in 2022. The decrease in gross profit percentage is due to the decrease in sales volume without a reduction in overhead costs.

Sales and Marketing Expenses for the three months ended June 30, 2023, decreased by $2.5 million, or 53.0% to $2.2 million, compared to $4.6 million for the same period in 2022. The decrease is primarily due to a decrease of $1.6 million in advertising and marketing expenses, due to the move to a targeted digital marketing campaign. There were also reductions in payroll expenditures, including commissions, stock-based compensation, travel and consulting related services all totaling $0.9 million.

Sales and marketing expenses for the six months ended June 30, 2023, decreased by $5.0 million, or 53.3%, to $4.3 million, compared to $9.3 million for the same period in 2022. The decline is primarily due to a decrease of $4.0 million in advertising and marketing expenses, as the company has reevaluated its marketing approach and has moved to a targeted digital marketing campaign, resulting in a significant reduction of costs. The company also had reductions in payroll expenditures, including commissions, travel and stock-based compensation of $0.9 million, due to changes in sales personnel and lower sales.

General and Administrative Expenses for the three months ended June 30, 2023, decreased by $2.9 million, or 54.4%, to approximately $2.5 million, compared to $5.4 million for the same period in 2022. The decrease is primarily due to a reduction in legal related expenses of $1.9 million, due to the company recording $2.0 million in litigation losses during the three months ended June 30, 2022. In addition, the company had a reduction in stock-based compensation expense of $0.4 million and a reduction in payroll-related expenditures of $0.4 million, due to changes within personnel. The company had a decrease in intangible asset amortization, as it impaired the finite intangible assets during the fourth quarter of 2022. The company also had a decrease in rent and insurance of $0.2 million due to its lease of the Carlsbad, CA location expiring.

General and administrative expenses for the six months ended June 30, 2023, decreased by $2.6 million, or 28.0%, to approximately $6.7 million, compared to $9.3 million for the same period in 2022. The decrease is primarily due to a reduction in legal related expenses of $1.7 million, due to the company recording $2.0 million in litigation losses during the three months ended June 30, 2022. In addition, the company had a reduction in stock-based compensation expense of $0.8 million and a reduction in payroll related expenditures of $0.6 million, due to changes within personnel. The company had a decrease in intangible asset amortization of $0.9 million, as it impaired the finite intangible assets during the fourth quarter. The company also had a decrease in rent and insurance of $0.4 million due to the lease of its Carlsbad, CA location expiring. This was offset by an increase in audit and professional services of approximately $1.9 million, primarily due to the offerings the company completed in February 2023 and April 2023.

Research and Development Expenses for the three months ended June 30, 2023, decreased by $0.2 million, or 22.2%, to $0.6 million, compared to approximately $0.8 million for the same period in 2022. The decline is primarily due to a decrease of $0.1 million in payroll expenses and a reduction of $0.1 million in consulting and clinical related expenses.

Research and development expenses for the six months ended June 30, 2023, decreased by $0.5 million, or 30.8%, to $1.0 million, compared to $1.5 million for the same period in 2022. The decline is primarily due to a decrease of $0.2 million in payroll expenses and a reduction of $0.1 million in consulting and clinical related expenses. The company also had minor decreases in both stock-based compensation expense and depreciation expense.

Non-GAAP adjusted EBITDA loss was $3.7 million for the three months ended June 30, 2023, compared to a loss of $7.8 million for the same period last year.

Non-GAAP adjusted EBIDTA loss was $9.1 million for the six months ended June 30, 2023, compared to a loss of $15.0 million for the same period last year.

Cash and Cash Equivalents as of June 30, 2023, were $4.7 million and the company remains debt free on its balance sheet.

Conference Call Information

Management will host a conference call to discuss ReShape’s financial and operational results today at 5:00 pm ET and will be joined by a member of ReShape’s Scientific Advisory Board, Christine Ren-Fielding, M.D., Professor of Surgery at NYU Grossman School of Medicine, Director of the NYU Langone Weight Management Program and Chief of the Division of Bariatric Surgery.

To participate in the conference call please register with the following Registration Link, and dial-in details will be provided. Participants using this feature are requested to dial into the conference call fifteen minutes ahead of time to avoid delays.

An archived replay will also be available on the “Events and Presentations” section of ReShape’s website at: https://ir.reshapelifesciences.com/events-and-presentations.

About ReShape Lifesciences®

ReShape Lifesciences® is America’s premier weight loss and metabolic health-solutions company, offering an integrated portfolio of proven products and services that manage and treat obesity and metabolic disease. The FDA-approved Lap-Band® System provides minimally invasive, long-term treatment of obesity and is an alternative to more invasive surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. ReShapeCare™ is a virtual weight-management program that supports lifestyle changes for all weight loss patients led by board-certified health coaches to help them keep the weight off over time. The recently launched ReShape Marketplace™ is an online collection of quality wellness products curated for all consumers to help them achieve their health goals. The investigational Diabetes Bloc-Stim Neuromodulation™ (DBSN™) system utilizes a proprietary vagus nerve block and stimulation technology platform for the treatment of type 2 diabetes and metabolic disorders. The Obalon® balloon technology is a non-surgical, swallowable, gas-filled intra-gastric balloon that is designed to provide long-lasting weight loss. For more information, please visit www.reshapelifesciences.com.

Forward-Looking Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those discussed due to known and unknown risks, uncertainties, and other factors. These forward-looking statements generally can be identified by the use of words such as "expect," "plan," "anticipate," "could," "may," "intend," "will," "continue," "future," other words of similar meaning and the use of future dates. Forward-looking statements in this press release include statements about the company’s expected path to profitability, the expected timing of the FDA review process for the Lap-Band® 2.0, the expected adoption of the Lap-Band® 2.0 by surgeons, and the expectation for increased revenue. These and additional risks and uncertainties are described more fully in the company's filings with the Securities and Exchange Commission, including those factors identified as "risk factors" in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Disclosures

In addition to the financial information prepared in conformity with GAAP, we provide certain historical non-GAAP financial information. Management believes that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results.

Management believes that the presentation of this non-GAAP financial information provides investors with greater transparency and facilitates comparison of operating results across a broad spectrum of companies with varying capital structures, compensation strategies, and amortization methods, which provides a more complete understanding of our financial performance, competitive position, and prospects for the future. However, the non-GAAP financial measures presented in this release have certain limitations in that they do not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the company may be different from similarly named non-GAAP financial measures used by other companies.

Adjusted EBITDA

Management uses Adjusted EBITDA in its evaluation of the company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Adjusted EBITDA is defined as net loss before interest, taxes, depreciation and amortization, stock-based compensation, and other one-time costs. Management uses Adjusted EBITDA in its evaluation of the company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the company may be different from similarly named non-GAAP financial measures used by other companies.

CONTACTS
ReShape Lifesciences Investor Contact:
Thomas Stankovich
Chief Financial Officer
949-276-6042
ir@ReShapeLifesci.com

Investor Relations Contact:

Rx Communications Group

Michael Miller

(917)-633-6086

mmiller@rxir.com

RESHAPE LIFESCIENCES INC.

Consolidated Balance Sheets

(dollars in thousands; unaudited)

	June 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$4,567	$3,855
Restricted cash	100	100
Accounts and other receivables	1,975	2,180
Inventory	3,268	3,611
Prepaid expenses and other current assets	634	165
Total current assets	10,544	9,911
Property and equipment, net	659	698
Operating lease right-of-use assets	297	171
Deferred tax asset, net	57	56
Other intangible assets, net	238	260
Other assets	57	46
Total assets	$11,852	$11,142
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,601	$1,926
Accrued and other liabilities	2,527	5,040
Warranty liability, current	167	344
Operating lease liabilities, current	109	171
Total current liabilities	4,404	7,481
Operating lease liabilities, noncurrent	198	—
Warranty liability, noncurrent	—	—
Deferred tax liability, net	—	—
Common stock warrant liability	512	—
Total liabilities	5,114	7,481
Commitments and contingencies
Stockholders’ equity:
Preferred stock:
Series C convertible preferred stock	—	—
Common stock	3	1
Additional paid-in capital	637,172	627,935
Accumulated deficit	(630,342)	(624,187)
Accumulated other comprehensive loss	(95)	(88)
Total stockholders’ equity	6,738	3,661
Total liabilities and stockholders’ equity	$11,852	$11,142

RESHAPE LIFESCIENCES INC.

Consolidated Statements of Operations

(dollars in thousands; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$2,254	$2,892	$4,541	$5,332
Cost of revenue	1,060	1,009	2,123	2,231
Gross profit	1,194	1,883	2,418	3,101
Operating expenses:
Sales and marketing	2,177	4,636	4,359	9,330
General and administrative	2,445	5,363	6,667	9,254
Research and development	581	747	1,033	1,492
(Gain) loss on disposal of assets, net	(33)	381	(33)	381
Total operating expenses	5,170	11,127	12,026	20,457
Operating loss	(3,976)	(9,244)	(9,608)	(17,356)
Other expense (income), net:
Interest expense (income), net	(9)	(14)	(4)	(15)
Gain on changes in fair value of liability warrants	(472)	—	(3,438)	—
(Gain) loss on foreign currency exchange, net	—	204	(21)	188
Other	(6)	1	(8)	(9)
Loss before income tax provision	(3,489)	(9,435)	(6,137)	(17,520)
Income tax benefit	4	9	18	39
Net loss	$(3,493)	$(9,444)	$(6,155)	$(17,559)

The following table contains a reconciliation of GAAP net loss to non-GAAP net loss Adjusted EBITDA attributable to common stockholders for the three and six months ended June 30, 2023 and 2022 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
GAAP net loss	$(3,493)	$(9,444)	$(6,155)	$(17,559)
Adjustments:
Interest income, net	(9)	(14)	(4)	(15)
Income tax benefit	4	9	18	39
Depreciation and amortization	49	545	97	1,095
Stock-based compensation expense	217	770	440	1,489
(Gain) Loss on disposal of assets, net	(33)	381	(33)	—
Gain on changes in fair value of liability warrants	(472)	—	(3,438)	—
Adjusted EBITDA	$(3,737)	$(7,753)	$(9,075)	$(14,951)